Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000
Richard G. Cinquina, Equity Market Partners
(612) 338-0810

Appliance Recycling Centers of America

Reports Improved Second Quarter Results

Minneapolis, MN—July 28, 2004— Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today reported revenues of $12,995,000 in the second quarter of 2004 ended July 3, an increase of 21% from $10,722,000 in the year-earlier period.  The net loss for the quarter declined to $42,000 or $0.02 per share, from $475,000 or $0.20 per share in the second quarter of 2003.

For the first six months of 2004, revenues totaled $24,592,000, up 19% from $20,748,000 in the comparable period of 2003.  ARCA’s first half net loss came to $774,000 or $0.32 per share, down significantly from the net loss of $1,292,000 or $0.55 per share for the first half of 2003.

Same-store sales of the eight ApplianceSmart factory outlets that were open during the complete second quarters of 2004 and 2003 rose 13%.  The improved results of ApplianceSmart’s restructured outlet stores in Ohio made a significant contribution to same-store sales growth during this period.  Total retail sales of all nine ApplianceSmart outlets rose 26% on a quarter-over-quarter basis, paced by the strong performance of the new outlet serving the Atlanta market.  Reflecting the encouraging initial results of this store, ARCA believes its Atlanta outlet has the potential to be one of ApplianceSmart’s top performers.

Recycling revenues came to $2,060,000 in the second quarter, virtually unchanged from the year-earlier period.  As previously reported, the start of advertising in support of the 2004 California statewide residential energy conservation program was delayed, which has affected revenues from this program thus far in the year.  Advertising attained planned levels during the second quarter, and recycling revenues started increasing as the quarter progressed.  Second quarter recycling revenues also included the initial contribution from a new residential energy conservation program in Connecticut, jointly sponsored by United Illuminating Company and The Connecticut Light & Power Company.  In addition, initial revenues were recognized during the second quarter from a contract with San Diego Gas & Electric.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “We are encouraged by the significant improvement in ARCA’s second quarter operating results.  We have made tangible progress at strengthening the management systems of our ApplianceSmart operation, and as result, we are benefiting from improvements in product mix and margins.  As a result of the stronger business platform that is being established, we will consider opening additional ApplianceSmart outlets later this year or in 2005.  Based on ApplianceSmart’s positive outlook and prospects for increased recycling volumes over the balance of the year, we believe ARCA’s operating results should make further progress in this year’s third quarter.”

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of July 2004, ApplianceSmart was operating nine factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; one in the Atlanta market; and one in Los Angeles.  ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web site at www.arcainc.com

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

2nd Quarter 2004 Results

(000’s omitted except for per-share amounts)

	Three months ended		Six months ended
	July 3 2004	June 28 2003	July 3 2004	June 28 2003
Revenues
Retail	$10,589	$8,410	$20,323	$17,038
Recycling	2,060	2,078	3,655	3,393
ByProduct	346	234	614	317

Total revenues	12,995	10,722	24,592	20,748

Cost of revenues	9,160	7,942	17,620	15,538
Gross profit	3,835	2,780	6,972	5,210

Selling, General & Administrative Expenses	3,755	3,289	7,430	6,798
Operating income (loss)	80	(509)	(458)	(1,588)

Other Income (Expense)
Other income (expense)	(3)	(11)	(11)	(1)
Interest expense	(185)	(191)	(371)	(360)
Income (loss) before provision for income taxes	(108)	(711)	(840)	(1,949)

Provision (Benefit of) for Income Taxes	(66)	(236)	(66)	(657)

Net income (loss)	$(42)	$(475)	$(774)	$(1,292)

Basic Income (Loss) per Common Share	$(0.02)	$(0.20)	$(0.32)	$(0.55)

Diluted Income (Loss) per Common Share	$(0.02)	$(0.20)	$(0.32)	$(0.55)

Basic Weighted average no. of common shares outstanding	2,506	2,344	2,421	2,340

Diluted Weighted average no. of common shares outstanding	2,506	2,344	2,421	2,340